EXHIBIT 99.1
Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		IR Contact:	Jon Seegert
Director of Investor Relations
(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES FISCAL 2009 SECOND QUARTER
EARNINGS PER SHARE INCREASES 3%

Monett, MO. February 3, 2009 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions that performs data processing for financial institutions, today announced second quarter fiscal 2009 results with a 1% decrease in revenue, a decrease of 9% in gross profit, a decrease of 5% in income from continuing operations and a 4% decrease in net income compared to the second quarter of fiscal 2008. For the first six months of fiscal 2009 revenue increased 2%, with a decrease of 3% in gross profit, a decrease of 5% in income from continuing operations and a decrease of 4% in net income over the same six months in fiscal 2008.

For the quarter ended December 31, 2008, the company generated total revenue of $190.2 million compared to $191.9 million in the same quarter a year ago. Gross profit decreased to $77.4 million compared to $85.0 million in the second quarter of last fiscal year. Income from continuing operations decreased to $28.0 million compared to $29.4 million a year ago. Net income totaled $28.0 million, or $0.33 per diluted share, compared to $29.2 million, or $0.32 per diluted share in the same quarter a year ago.

For the first half of fiscal 2009, total revenue of $373.3 million was generated compared to $366.7 million for the first half of fiscal 2008. Gross profit decreased to $149.9 million compared to $154.6 million during the same period last fiscal year. Income from continuing operations decreased to $50.5 million compared to $53.2 million a year ago. Net income for the first half of fiscal 2009 was $50.5 million, or $0.59 per diluted share, compared to $52.7 million, or $0.58 per diluted share for the same six months in fiscal 2008.

According to Jack Prim, CEO, "We continued to see a cautious outlook by our customers during the quarter regarding discretionary software and hardware expenditures and expect these types of spending items to remain a challenge until we return to some form of economic stability. During these challenging times we continue to maintain a strong focus on cost control which is reflected in our operating expense reduction in the quarter.  As part of this we will look for additional areas of cost containment which do not damage the long term outlook for the business.  All of our associates are fully engaged in these expense reduction opportunities and continue to explore additional ideas and areas for cost control.  We firmly believe that our people are our most valuable assets and we will continue to look for ways to balance the needs of employees, customers and stockholders as we work our way through this difficult economic cycle."

Operating Results

"Support and service revenue continued to grow at a steady pace of 7% for the quarter and 9% year to date compared to last year. We feel this is solid and positive growth considering the current economic environment and current headwinds facing our company," stated Tony Wormington, President. "These industry headwinds are created by changes in the market like the transition from traditional item processing to image capture and the customer shift for the delivery channel of Check21 image exchange. An additional contributing factor was the significant decrease in early termination fees this quarter compared to the prior year, which ultimately is a good thing for the company long term. These issues combined with the decrease in discretionary spending have created a challenging time for our company and the industry in general; however we continue to believe we have the right people, products and commitment to quality service that will allow us to grow in the future."

License revenue for the second quarter was $14.9 million, or 8% of total revenue, compared to $23.3 million, or 12% of total revenue, for the same period last year. Support and service revenue increased to $155.1 million, or 82% of total revenue in second quarter of fiscal 2009 from $145.0 million, or 76% of total revenue for the same period a year ago. Hardware sales in the second quarter of fiscal 2009 decreased to $20.3 million, or 11% of total revenue, from $23.6 million, or 12% of total revenue in the second quarter of last fiscal year.

For the first half of fiscal 2009, license revenue was $28.2 million, or 8% of total revenue, compared to $36.8 million, or 10% of the total revenue a year ago. Support and service revenue comprised 82% of total revenue, or $307.0 million for the first six months of the current fiscal year compared to $282.9 million, or 77% of total revenue for the first six months of the prior fiscal year. Hardware sales for the first half of fiscal 2009 were $38.1 million, or 10% of total revenue, compared to $47.0 million, or 13% of total revenue, for the same period last year.

Cost of sales for the second quarter increased to $112.8 million for the three months ended December 31, 2008 from $106.9 million for the three months ended December 31, 2007. Second quarter gross profit decreased 9% to $77.4 million compared to $85.0 million a year ago. Gross margin decreased to 41% from 44% a year ago.

Cost of sales for the six months ended December 31, 2008 increased 5%, to $223.4 million from $212.2 million for the same period ended December 31, 2007. Gross profit for the first half of fiscal 2009 decreased 3% to $149.9 million compared to $154.6 for the first half of fiscal 2008. Gross margin was 40% for the six-month period ended December 31, 2008 compared to 42% for the six-month period ended December 31, 2007.

Gross margin on license revenue for the second quarter was 86% compared to 92% a year ago. For the six months ended December 31, 2008, gross margin on license revenue was 89% compared to 93% for the same period a year ago. The decrease in gross margin on license revenue is attributable to an increase in third party software delivered in the current periods compared to those in the prior year.

Support and service gross margin decreased to 38% for the second quarter of fiscal 2009 compared to 39% a year ago. Support and service gross margin also decreased to 37% for the first six months of fiscal 2009 compared to 38% for the first six months in fiscal 2008. Hardware gross margins for the second quarter were 30% compared to 31% for the same quarter last year but remained steady at 28% for the first six months of fiscal 2009 and the same period a year ago.

Operating expenses decreased 8% for the second quarter of fiscal 2009 compared to the same quarter a year ago primarily due to cost-cutting efforts that have reduced our general and administrative and research and development costs. Selling and marketing expenses remained level in the current year second quarter compared to the prior year at $13.8 million and remained at 7% of total revenue. Research and development expenses decreased 11% to $10.2 million from $11.4 million in the second quarter of fiscal 2008, and decreased to 5% of total revenue this year compared to 6% of total revenue in the same period last year. General and administrative costs decreased 13% to $11.7 million or 6% of revenue, in the second quarter of fiscal year 2009, from $13.5 million, or 7% of revenue for the same quarter a year ago.

Operating expenses increased 1% for fiscal 2009 year to date compared to the same period a year ago primarily due to increased labor costs. Selling and marketing expenses rose 1% to $27.8 million for the first six months of fiscal 2009 from $27.5 million for the same period last year, while remaining at 7% of total revenue for both periods. Research and development expenses increased 2% to $21.7 million or 6% of revenue for the first half of fiscal 2009 from $21.4 million, also 6% of revenue for the same period a year ago. General and administrative costs remained fairly level compared to the prior year at $23.2 million compared to $23.3 million and remained at 6% of total revenue for both periods.

According to Kevin Williams, CFO, "Our associates did a good job of controlling operating expenses during the quarter. Total personnel costs were only up 2% for the quarter and 8% year to date compared to last year. Also, compared to the prior year second quarter we experienced significant decreases in contractors and consultants expense, travel related expenses and meeting costs for the quarter compared to last year. Everyone understands that these are unusual and challenging times and they are all rising to the challenge to do whatever it takes."

Operating income decreased 10% to $41.6 million, or 22% of second quarter revenue, compared to $46.3 million, or 24% of revenue in the second quarter of fiscal 2008. Provision for income taxes is 32.1% for the second quarter in fiscal 2009 compared to 36.8% last year due to the renewal of the Research and Experimentation Credit, which was retroactive to January 1, 2008. This resulted in twelve months of tax benefit from the Credit being recognized all within the second quarter of fiscal 2009. Second quarter net income totaled $28.0 million, or $0.33 per diluted share, compared to $29.2 million, or $0.32 per diluted share in the second quarter of fiscal 2008.

Operating income decreased 6% to $77.2 million for the first six months of fiscal 2009 compared to $82.5 million for the same period a year ago. For the current year-to-date period, operating income was 21% of total revenues compared to 22% in the prior year's period. Provision for income taxes is 34.4% year to date fiscal 2009 compared to 36.6% year to date in fiscal 2008 due to the retroactive renewal during the current year of the Research and Experimentation Credit. Year to date net income totaled $50.5 million, or $0.59 per diluted share, compared to $52.7 million, or $0.58 per diluted share in the prior year.

For the second quarter of 2009, the bank systems and services segment revenue decreased 2% to $156.0 million from $159.7 million in the same quarter a year ago. The bank system and services segment gross margin was 40% for the current quarter compared to 44% a year ago. The credit union systems and services segment revenue increased 6% to $34.2 million with a gross margin of 43% for the second quarter of 2009 from revenue of $32.2 million and a gross margin of 45% in the same period a year ago. Both segments gross margin was lower primarily due to a significant decrease in license revenue which has higher margins than other revenue components.

For the six months ended December 31, 2008, the bank systems and services segment revenue increased 1% to $305.9 million from $303.7 million with a gross margin of 40% for the current period compared to 42% a year ago. The credit union systems and services segment revenue increased 7% to $67.4 million for the first half of fiscal 2009, with a gross margin of 42% from revenue of $63.0 million and gross margin of 43% in the same period a year ago. Both segments gross margin was lower primarily due to a significant decrease in license revenue which has higher margins than other revenue components.

Balance Sheet, Cash Flow, and Backlog Review

At December 31, 2008, cash, cash equivalents, and investments increased to $41.6 million from $29.1 million, the balance at December 31, 2007. Trade receivables decreased 4%, or $5.4 million, to $122.7 million compared to $128.1 million a year ago. Deferred revenue decreased $0.6 million or less than 1% to $147.6 million at December 31, 2008 compared to $148.2 million a year ago. The decrease in both accounts receivable and deferred revenue can be attributed to a shift during the current year in our billing cycle for our disaster recovery services, which had traditionally been billed annually in December of each year. In the current year, we have changed these services to bill on a fiscal year basis in June of each year. As a result, only a pro-rated amount of the total annual billing took place in December this year rather than a full year of billing as had been the case in prior years. Stockholders' equity decreased 6% to $592.0 million at December 31, 2008, from $630.2 million a year ago.

Cash provided by operations totaled $75.7 million for the current year to date compared to $83.4 million during the first six months of last year. The following table summarizes net cash (in thousands) from operating activities:

	Six months ended December 31,

	2008	2007

Net income	$50,494	$52,690
Non-cash expenses	34,587	31,665
Change in receivables	91,281	82,959
Change in deferred revenue	(75,996)	(70,326)
Change in other assets and liabilities	(24,658)	(13,567)

Net cash provided by operating activities	$75,708	$83,421

Net cash used in investing activities for the current year was $30.0 million and included capital expenditures of $14.1 million, payment for acquisition activities of $3.0 million, and capitalized software development of $12.9 million. In the first half of fiscal 2008, net cash used in investing activities of $79.7 million consisted mainly of $49.0 million in payments for acquisitions, $21.1 million in capital expenditures and $11.7 million for capitalized software development. Cash used for investing activities in the first half of fiscal 2008 was offset by $2.0 million net proceeds from the sale of property and equipment and investments.

Financing activities used cash of $70.7 million and included a net repayment of the credit facility of $9.6 million, payment of dividends of $12.7 million and the purchase of treasury stock of $50.2 million. Cash used was offset by proceeds of $1.8 million from the exercise of stock options, sale of common stock and the excess tax benefits from stock-based compensation. For the first half of fiscal 2008, cash used in financing activities was $64.2 million and included $11.6 million for dividends paid, a net repayment of the credit facility of $44.9 million and $23.3 million for the purchase of treasury stock. Cash used was offset by $15.7 million from the exercise of stock options, sale of common stock and the excess tax benefits from stock-based compensation.

Backlog, which is a measure of future business and revenue, increased 16% from year-ago levels and increased 4% from September 2008. December 31, 2008 backlog total is $277.9 million ($61.4 million in-house and $216.5 million outsourcing). Backlog at December 31, 2007, was $240.2 million ($61.6 million in-house and $178.6 million outsourcing) and at September 30, 2008, it was $266.2 million ($65.1 million in-house and $201.1 million outsourcing).

About Jack Henry & Associates

Jack Henry & Associates, Inc. provides integrated computer systems and processes ATM and debit card transactions for financial institutions. Jack Henry markets and supports its systems throughout the United States and has over 8,800 customers nationwide. For additional information on Jack Henry, visit the company's web site at www.jackhenry.com. The company will hold a conference call on February 4; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

Condensed Consolidated Statements of Income
(In Thousands, Except Per Share Data - unaudited)

	Three Months Ended December 31,		% Change	Six Months Ended December 31,		% Change

	2008	2007		2008	2007

REVENUE
License	$14,860	$23,294	-36%	$28,154	$36,816	-24%
Support and service	155,053	144,979	7%	307,000	282,891	9%
Hardware	20,291	23,596	-14%	38,148	47,038	-19%

Total	190,204	191,869	-1%	373,302	366,745	2%

COST OF SALES
Cost of license	2,052	1,770	16%	3,141	2,540	24%
Cost of support and service	96,502	88,781	9%	192,634	175,987	9%
Cost of hardware	14,277	16,352	-13%	27,625	33,650	-18%

Total	112,831	106,903	6%	223,400	212,177	5%

GROSS PROFIT	77,373	84,966	-9%	149,902	154,568	-3%
Gross Profit Margin	41%	44%		40%	42%

OPERATING EXPENSES
Selling and marketing	13,845	13,803	0%	27,777	27,483	1%
Research and development	10,191	11,404	-11%	21,737	21,363	2%
General and administrative	11,725	13,463	-13%	23,184	23,271	0%

Total	35,761	38,670	-8%	72,698	72,117	1%

OPERATING INCOME	41,612	46,296	-10%	77,204	82,451	-6%

INTEREST INCOME (EXPENSE)
Interest income	146	339	-57%	709	1,688	-58%
Interest expense	(524)	(104)	404%	(951)	(187)	409%

Total	(378)	235	-261%	(242)	1,501	-116%

INCOME FROM CONTINUING OPERATIONS BEFORE INCOME TAXES	41,234	46,531	-11%	76,962	83,952	-8%

PROVISION FOR INCOME TAXES	13,249	17,101	-23%	26,468	30,759	-14%

INCOME FROM CONTINUING OPERATIONS	27,985	29,430	-5%	50,494	53,193	-5%

DISCONTINUED OPERATIONS
Loss from operations of discontinued operations	-	(440)	-100%	-	(792)	-100%
Income tax benefit	-	161	-100%	-	289	-100%

Loss on discontinued operations	-	(279)	-100%	-	(503)	-100%

NET INCOME	$27,985	$29,151	-4%	$50,494	$52,690	-4%

Continuing operations	$0.33	$0.32		$0.59	$0.59
Discontinued operations	0	(0)		0	(0)

Diluted net income per share	$0.33	$0.32		$0.59	$0.58

Diluted weighted avg shares outstanding	84,958	90,922		85,790	90,878

Consolidated Balance Sheet Highlights
(In Thousands-unaudited)	December 31		% Change

	2008	2007

Cash, cash equivalents and investments	$41,600	$29,127	43%
Receivables	122,666	128,076	-4%
TOTAL ASSETS	916,551	907,805	1%

Accounts payable and accrued expenses	$41,151	$45,117	-9%
Note Payable	63,728	25,218	153%
Deferred revenue	147,598	148,168	0%
STOCKHOLDERS' EQUITY	591,956	630,203	-6%